Exhibit 99.4

BRASIL TELECOM S.A.

CNPJ/MF: 76.535.764/0001-43

NIRE 53 3 0000622 - 9

Publicly-Held Company

CALL NOTICE

EXTRAORDINARY GENERAL MEETING

In compliance with legal and statutory provisions, the shareholders of Brasil Telecom S.A. (the “Company”) are summoned to gather at an Extraordinary General Meeting to be held on September 30, 2009, at 12:00 p.m., in the Company’s head office, in the city of Brasília – Federal District, at SIA SUL, ASP, LOT D, BLOCK B, in order to resolve on the following:

1) Examine, discuss and resolve on the approval of the Protocol and Justification of the Merger of Brasil Telecom Participações S.A., a publicly-held company with head offices in the city of Brasília, Federal District, at SIA SUL – ASP – Lot D – Block B, registered with the National Corporate Taxpayers’ Register under CNPJ/MF No. 76.535.764/0001-43 (“BrT Part”) with and into the Company (the “Protocol and Justification”);

2) Ratify the appointment and hiring of Apsis Consultoria Empresarial Ltda., with head office at Rua São José, 90 – group 1,802, in the city and State of Rio de Janeiro, registered with the National Corporate Taxpayers’ Register under No. 27.281.922/0001-70 (“Apsis”), as the specialized firm engaged for the preparation of the appraisal report, at book value, of BrT Part’s net worth that will be acquired by the Company (the “Appraisal Report”), as well as the Net Worth Appraisal Report of BrT Part and the Company at market prices, for the purposes of Article 264 of Law No. 6,404/76 (the “Net Worth Appraisal Report at Market Prices”);

3) Examine, discuss and resolve on the approval of the Appraisal Report and on the Net Worth Appraisal Report at Market Prices, prepared by Apsis;

4) Resolve on the proposal of the merger of BrT Part with and into the Company, as set forth in Article 227 of Law No. 6,404/76, and in the terms and conditions established in the Protocol and Justification (the “Merger”).

GENERAL INFORMATION

In compliance with the provisions set forth in Article 135, §3 of Law No. 6,404/76, the documents related to the agenda are available to the shareholders at the Company’s head office, and are also available for consultation on the website www.brasiltelecom.com.br/ri. All the documents related to the agenda referred to in this notice and all documents related to the Merger were sent to the Brazilian Securities, Commodities and Futures Exchange – BM&FBOVESPA and to the Brazilian Securities Commission (“CVM”), pursuant to the Article 124, §6 of Law No. 6,404/76 and to CVM Instruction No. 319/99, and are also available on the websites www.cvm.gov.br and www.bovespa.com.br.

Proxies shall be filed at the Legal Department at the Company’s head office no later than two (2) business days in advance to the Meeting.

Shareholders holding shares in the Fungible Custody of Registered Shares who wish to participate in the Extraordinary General Meeting shall file a custody statement issued no later than two (2) business days prior to the meeting, containing the respective share interest provided by the custodian.

Rio de Janeiro, August 28, 2009.

José Mauro Mettrau Carneiro da Cunha

President of the Board of Directors